EXHIBIT 3.1

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "E. R. C. ENERGY RECOVERY CORPORATION" AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE NINETEENTH DAY OF APRIL, A.D. 1979, AT 12 O'CLOCK P. M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM "ENERGY RECOVERY CORPORATION" TO "E.R.C. ENERGY RECOVERY CORPORATION", FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 1979, AT 3:30 O'CLOCK P.M.

CERTIFICATE OF RENEWAL, FILED THE FOURTH DAY OF JUNE, A.D. 1982, AT 9 O'CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE SIXTEENTH DAY OF JUNE, A.D. 1982, AT 9 O'CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE TWENTY-EIGHTH DAY OF JUNE, A.D. 1983, AT 9 O'CLOCK A.M.

CERTIFICATE OF RENEWAL, FILED THE THIRD DAY OF OCTOBER, A.D. 1996, AT 9 O'CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE EIGHTEENTH DAY OF JULY, A.D. 1997, AT O'CLOCK A.M.

Harriet Smith Windsor, Secretary of State

0871103 8100H	AUTHENTICATION: 4635659
060250885	DATE: 03-31-06

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Delaware

The First State

 A.D. 1997, AT 9 O'CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE SECOND DAY OF SEPTEMBER, A.D. 1997, AT 9 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, "E.R.C. ENERGY RECOVERY CORPORATION".

Harriet Smith Windsor, Secretary of State

0871103 8100H	AUTHENTICATION: 4635659
060250885	DATE: 03-31-06

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Stock

CERTIFICATE CF INCORPORATION

OF

ENERGY RECOVERY CORPORATION

FIRST, - The name of this Corporation is ENERGY RECOVERY CORPORATION

SECOND, - Its registered office in the State of Delaware is to be located at 410 South State St., in th City of Dover County of KENT.

The Registered Agent in charge thereof  is Incorporating Services, Ltd. at 410 South State Street, Dever, Kent County De, 19901.

THIRD, - The nature of the business and, the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all the things herein mentioned, as fuly and to the extent as natural persons might or could do, and in any part of the world, viz:

"The purpose of the corporation is to engage in any lawful act or activity tor which corporations may be organized under the General Corporation Law of Delaware."

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FOURTH. - The amount of the total authorized capital stock of this corporation is ONE HUNDRED THOUSAND Dollars ($100,000) divided into Ten Million Common shares, of One Penny Par Value Dollars ($0.01) each.

FIFTH. - The names and mailing addresses of each of the incorporator or incbrpr tors are as follows:

Name:	MAILING ADDRESSES:

SIXTH. - The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to he aserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of tile stockholders and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors Shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution, the stockholders or directors, except. as otherwise required by the laws of Delaware.

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It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise li Halted or restricted by reference to or inference from the terms of any other issue, or paragraph in this Certificate of Incorporation, but that the objects, purposes and power specified in the third paragraph and in such of the clauses or paragraphs of this Charter shall be regarded as independent objects, purposes and powers.

We, THE UNDERSIGNED, for the purpose of forming a Corporation under the laws of the State of Delaware, do wake, file and record this Certificate, and do certify that the facts herein stated are true; and we have accordingly hereunto set our respective hands.

DATED as  April 19, 1979.

Document 20-05/78/01/10

11/30/77

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CERTIFICATE OF OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

****

Energy Recovery Corporation, a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware.

DOES HERBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Energy Recovery Corporation on August 30, 1979, resoulution were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said  corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consitration thereof. The resolution setting foren the proposed amendment is as follows.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended said Article shall be and read as follows:

First The Name of the Corporation shall be "E.R.C. Energy Recovery Corporation".

SECOND: That thereafter, pousuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly call and held. upon notice in accorde: with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by status were voted in favor of the amendment.

THIRD: that said amendment was duly adopted in coordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Energy Recovery Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by V. Bernard Ziccardi, its President, and Lynn S. Cortese, its Secretary, this 30th day of August 1979.

By:
President

By:
Secretary

Document 20-05/78/03/03

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CERTIFICATE

FOR RENEWAL AND REVIVAL OF CHARTER

E.R.C. Energy Recovery Corporation, a corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 19th day of April 1979, and recorded in the office of the Recorder of Deeds for KENT, County, the charter of which was voided for nonpayment of terms, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is E.R.C. Energy Recovery Corporation

2. Its registered office in the State of Delaware is located at 410 South State Street, City of Dover Zip Code 19901, County of KENT its name and address of its registered agent is Incorporating Services Ltd., 410 South State Street, Dover, Delaware.

3. The date when the restoration, renewal, and revival of the charter of this company is to commerce is the 28th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

4. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1982, at which time its charter became inoperative and forfeited for failure to obtain a registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters George R. Brigliadoro the last and acting President 2nd Anthony Ayeres, the last active Secretary of E.R.C. Energy Recovery Corporation have hereuntosethis/herhandtothis 4th day of June, 1982.

ATTEST:

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CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

E.R.C ENERGY RECOVERY CORPORATION

George R, Brigliadoro, President of E.R.C. Energy Recovery Corporation (hereinafter "the corporation"), a Delaware Corporation, hereby certifies that:

1. Pursuant to Del. G.U.L. $242, at the Annual Meeting of shareholders of E.R.C. Energy Recovery Corporation on November 3, 1981, the shareholders of the corporation authorized the issuance of 2,000,000 shares of Preferred Stock $.01, par value. The change was effected by amending Article Fourth of the corporation's Certificate of Incorporation to read as set forth in Exhibit A annexed hereto. The amendment has been duly adopted in accordance with Del. G.C.L. 242(c)(1).

2. The number of shares entitled to vote on the foregoing -resolution woo 6,498,050 shares of the corporation's Common Stock. The number of shares present at the meeting either in person or by proxy was 4,351,300 shares.

3. The number of shares voted for and against the amendment was as follows:

For	Against

4,241,800	10,000

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IN WITNESS WREREOP, E.R.C. Energy Recovery Corporation has caused this certificate of amendment to its Certificate of Incorporation to be executed pursuant to the directives of Del. G.C.L. $ 242 as of the 11th day of June, 1982.

ATTEST:	E.R.C. ENERGY RECOVERY CORPORATION

By:
Secretary		George R. Brigliadoro, President

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EXHIBIT "A"

ARTICLEFOURTHOF THE COMPANY'S

CERTIFICATH OF INCORPORATION

FOURTH:

A. General Authorization.

The aggregate number of shares of capital stock which '.he Corporation is authorized to issue is 72,000,000 shares, consisting of:

(1) 10,000,000: shares of Common Stock, having a par value of $601 per share; and

(2) 2,000,400 shares of Preferred Stock, having a par value of $.01 per share.

B. Preferred Stock.

(1) The Preferred Stock shall rank senior to the Common Stock as to dividends and upon liquidation. Tale Board of Directors of the corporation (hereinafter in Article FOURTH referred to as the "Board") is authorized, subject to limitations prescribed by law and the provisions of this subsection B, to provide by resolution or resolutions for the issuance of the Preferred Stock in series, to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative participating, optional or other special rights, or qualifications, limitations or restrictions thereof, applicable to the shares of each series. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

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(a) the number of shares constituting that series and the distinctive designation of that series;

(b) the dividend rate on the shares of that series, whether dividend* shall be cumulative and the data or dates, if any, from which dividends thereon shall be cumulative;

(c) the voting powers, if any, of the shares of that series;

(d) whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustments in such events as the Board shall determine;

(e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of Seen redemption, including the date or dates upon or after which the shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different situations and at different redemption dates;

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(f) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g) whether shares of that series shall be entitled to the benefit of sinking fund provisions and, if so, upon what terms and conditions; and

(h) generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of that aeries, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the Restated Certificate of Incorporation of the Corporation or with the resolution or resolutions adopted by the Board, as hereinafter provided, providing for the issue of any series for which there are shares then outstanding.

(2) Dividends on outstanding Preferred Stock shall he declared and Amid, or get apart for payment, before any dividends shall be declared and paid, or set apart for payment, on the outstanding shares of Common Stock with respect to the same dividend period. The Board may, in establishing any series or Preferred Stock, provide further limitations on the payment dividends on the Common stock while any dividends on shares of Preferred Stock are accrued and unpaid.

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C. Common Stock

Each share of Common Stock shall be equal to every other chore of Common Stock in every respect. The shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which the stockholders have the right to vote.

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CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

E.R.C. ENERGY RECOVERY CORPORATION

George R. Brigliadoro, President of E.R.C. Energy Recovery Corporation (hereinafter "the corporation"), a Delaware corporation, hereby certifies that:

1. At a special meeting of the Board of Directors of the Corporation duly held on June 1, 1983, at which all Board members were present, the Board unanimously adopted a resolution to amend the corporation's Certificate of Incorporation by adding Article VII to read as set forth in Exhibit A annexed hereto.

2. The amendment has been duly adopted in accordance with Del. G.C.L. $ 242.

ATTEST:		E.R.C. ENERGY RECOVERY CORPORATION

By:		By:
	Anthony Aversa		George R. Brigliadoro
	Secretary		President

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ARTICLE VII

SERIES A CUMULATIVE C0NVERTIBLE VOTING PREFERRED STOCK,

PAR VALUE $.01 PER SHARE

There is hereby established a series of preferred Stock which is designated "Series A Cumulative Convertible Voting Preferred Stock" (referred to herein as "Series A Preferred Stock"). The number of shares which will constitute such series shall be 1,250,000.

A. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the board of directors, cut of the funds of  the corporation legally available therefor, cumulative cash dividends at the annual rate of 5.0 12 per share, and no more, payable quarter-annually on dates fixed from time to time by the board of directors. Cash dividends on the Series A Preferred Stock shall commence to accrue and shall be cumulative from the date of the original issue of each share of this Series. If the dividend on the. Series A Preferred Stock for any quarter-annual dividend period shall not have been pais or declared for payment to the holders of the Series A Preferred Stock by the last day of such quarter-annual dividend period, the aggregate deficiency shall be cumulative and shall be fully paid or declared and set apart for payment before any cash dividends or other distribution shall be paid upon or set apart for payment to the holders of the common Stock of the corporation. Accumulations of dividends on the Series A Preferred Stock shall not bear interest.

B. Redemption. The Secies k Preferred Stock may be redeemed, in whole or in part, at the option of the corporation by resolution of its boars sf directors, at any time and from time to time or after a date two years after the date of the original issue of each share cf this Series upon the following terns and in the following manner:

(1) The redemption pries shall be twenty cents ($.23) per share, plus all dividends accrued and unpaid on each redeemed share of Series A Preferred Stock, prorated to the date fixed for redemption, whether such dividends are declare or not.

(2) In the event chat less than tje emsire amount of Series A Preferred Stock outstanding is to be redeemed at any one time, such redemption shall be effected pro rata. Less than all of the Series A Preferred Stock at any time outstanding any not be redeemed until all dividends accured and in arrears upon all Series A Preferred Stock shall have been paid for all past quarter-annual divedend periods.

Exhibit A

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(3) Not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption of the Series A Preferred Stock or any part thereof, a notice specifying the time and glace thereof shall be given by first class mail, postage prepaid to the holders of record of the shares of Series A Preferred: Stock to be redeemed at their respective addresses as the same shall appear on the stock books of the corporation. No defect in such notice nor any defect in the mailing thereof shall in and of itself affect the validity of the proceedings for redemption, except as to any holder to whom the corporation has failed to mail such notice, or as to whom the notice, was defective.

(4) If, on or prior to the date fixed for such redemption, the corporation shall deposit with any bank or trust company in the states of Delaware, New Jersey or New York as a trust fund a sum sufficient to redeem the shares of Series A Preferred Stock thus called for redemption, with irrevocable instructions and authority to such bank or trust company to pay, on and after the date fixed for redemption, the redemption price of the Series A Preferred Stock thus called for redemption to the respective holders thereof upon the surrender of their share certificates, then from and after the date fixed for redemption, the Series A Preferred Stock so called shall be deemed to be redeemed, and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment for the shares of Series A Preferred Stock thus called for redemption to their holders, and from and after the date of such deposit such shares shall be deemed to be no longer outstanding, and the holders thereof (to whom notice has been given in accordance with subparagraph (3) of this Section B) shall cease to be shareholders of the corporation with respect to such shares and shall have no rights with respect thereto except the eight to receive from the bank or trust company payment of the redemption price of the shares without interest, upon surrender of their certificates therefor. No interest shall be allowed or paid to the holders of the redeemed Series A Preferred Stock on the funds so deposited, and any such interest earned thereon shall be 'aid by such bank or trust company from time to time on demand to the corporation.

(5) The corporation shall have the right to hold in its Treasury and to reissue shares of Series A Preferred Stock acquired by the corporation upon redemption in the manner set forth herein.

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(6) After receiving any notice of redemption and prior to the close of business on the fifth day prior to the redemption date, the holders of series A Preferred Stock so called for redemption may convert such stock into common stock of the corporation in accordance with the conversion privilege set forth in Section E hereof.

C. Voting Rights. The Series A Preferred Stock and the common stock of the corporation shall vote together as one class, except as otherwise required by law in effect at the time of such vote, and except as follows:

(1) So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, with- out the affirmative vote of the holders of at least two-thirds of the Series A Preferred Stock then outstanding_ voting separately as a class, (a) amend any provision of this Article, nor (b) amend any other provisions of this Certificate of incorporation in a manner which would adversely change any of the rights, privileges, and preference granted to the holders of the Series A Preferred Stock by Article; provided, however, that the provisions of this subparagraph (1) shall not apply to any of the following:

(i) Any increase in the amount of authorized capital stock of any class or classes of the corporation; nor

(ii) The creation of one or more new series, or the authorization of additional shares for any new series, of preferred stock of the corporation, having rights, preferences, and privileges which are prior or subordinate to, or equal with, the rights, preferences. and privilegesSeries of the Series A Preferred Stock or the shares of any other class or series, issued and outstanding or authorized but unissued; provided that the rights, privileges and preferences of any such new series of preferred stock shall not, be inconsistent with the provisions of subparagraph (2) of Section D of this Article VII; nor

(iii) Any issuance of shares of stock of any class or classes or of any new series of any class of the corporation; nor

(iv) Any authorization or issuance of options, warrants, or other rights to purchase or subscribe for capital stock of the corporation; nor

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(v) Any authorization or issuance of bonds debentures, notes or other evidences of indebtedness of the corporation; nor

(vi) Any merger or consolidation in which the corporation is the surviving corporation and no change is made in any provision of Article VII hereof; nor

(vii) Any merger, consolidation, or other reorganization in which the corporation is a party but not the surviving corporation, and in which the surviving or acquiring corporation shall, in connection. with and at the same time as such merger, consolidation, or reorganization, issue or exchange for each' share of Series A Preferred Stock then outstanding. a share of capital stock of the surviving or acquiring corporation having with respect to the capital structure of such corporation the same relative rights, preferences, privileges and limitations the Series A Preferred Stock has with respect to the capital structure of this corporation at the time of such merger, consolidation or reorganization.

(2) Any other provisions of this Certificate of Incorporation notwithstanding, if at any time less than the full quarter-annual dividends payable on the Series A Preferred Stock shall have been said for four (4) such quarters, which default shall not have been cured, and which default need not be with respect to consecutive quarter-annual dividend payments, the holders of the Series A Preferred Stock (and the holders of any other series of preferred stock expressly granted special voting rights consistent with the provisions of this subparagraph (2) in the resolutions creating such series) shall have the right, voting as one class, in addition to any other right to vote For the election of directors granted to them in this Certificate of incorporation, to elect one director at the next annual meeting of shareholders, Each such series of preferred stock including the Series A Preferred Stock shall be referred to herein as "Eligible Preferred Stock" and the director to be elected by all such series of Eligible Preferred Stock voting as one class shall be referred to herein as the "Preferred Director,"

(a) Subject to the limitations set forth in subparagraph (b) below, the Preferred Director shall be elected to a term of office of one year. AL each subsequent annual meeting of shareholders, until all dividends in default on the Series A Preferred Stock shall have been paid, or declared and set apart for payment, the holders of Series A Preferred Stock shall have the right to vote for the election of a Preferred Director in the manner described in this subparagraph (2).

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(b) The Preferred Director shell hold office only until the first meeting of shareholders following the payment, or the declaration and setting apart for payment, of all dividends in default on the Serial A Preferred Stock (provided that the holders Of any ether series of preferred stock do nor then have the right to vote for a Preferred Director).

(c) At any meeting of shareholders held while holders of preferred stock have the voting power to elect a Preferred Director, the holders of a majority of the then outstanding Eligible Preferred Stock who are present in person or by proxy shall be sufficient to constitute a quorum for the election of the Preferred Directors as herein provided.

(d) In the event that the number of shares of Series N Preferred Stock outstanding should fall below 125,000 and there shall not then be outstanding a series of preferred stock whose holders are entitled to vote for the election of a Preferred Director the provisions of this subparagraph (2) shall be longer be applicable, and the holders of the Series A Preferred Stock then outstanding shall not be entitled to vote for the election of a Preferred Director.

(e) Any new series of preferred stock shall be entitled to vote for the election of a preferred Director to the extent and under the conditions set forth in the resolutions creating such series.

(f) Any vacancy caused by the death, resignation, or removal of a Preferred Director may be filled by the board of directors. Any Preferred Director so elected shall hold office until the next annual meeting of shareholders, at which time the Eligible Preferred Stock shall elect a preferred Director to fill the vacancy.

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D. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or otherwise, the rights, powers, designations and Preferences, and the qualifications, restrictions, and limitations thereof, of the holders of Series A Preferred Stock shall be as follows:

(1) The holders of Series A Preferred Stock shall be entitled to receive out of the assets of the corporation, except as otherwise provided hereinafter. the amount of twenty cants ($.20) for each share of Series A Preferred Stock, plus an amount equal to all dividends accrued on each share up to the date such payment is made available to the holders of series A Preferred Stock, and no more.

(2) If the assets of the corporation are not efficient to provide to the holders of Series A Preferred Stock the full payment specified in subparagraph (1) above (the "liquidation preference" of each share of Series A Preferred Stock), and to provide to the holders of any other series of preferred stock the full amounts payable for shares of such series upon such liquidation dissolution or winding up as specified for such series by the board of directors in connection with the creation of such series (the "liquidation preference" of each thereof. such series of preferred stock), then the assets of the corporation shall be distributed pro rata, according to their respective liquidation preferences, to the holders of all series of preferred stock.

Neither the merger nor consolidation of the corporation with or into another corporation, nor the merger or consolidation of any other corporation with or into this corporation, nor the sale, lease, or conveyance of all or part of its assets shall be deemed to be a liquidation, dissolution, or winding up of, the corporation within the meaning of this Section D.

E. Conversion Rights.

(1) Subject to the provisions of Section B(4) hereof, the holder of record of any share or shares of Series A Preferred Stock shall have the right, at his option at any time after a date two years after the date of the original issue of each share of this Series, to convert each share of Series A Preferred Stock into one share of fully paid and nonassessable common stock of the corporation (the "Conversion. Rater"), which Conversion Rate is subject to adjustment, as provided in subparagraph (3) below.

(a) In order to convert a share or shares of Series A Preferred Stock into common stock, the holder thereof shall surrender the certificate or certificates representing such share or shares, duly endorsed to the corporation or in blank, at the office of the transfer agent for the Series A Preferred Stock, and shall give written notice to the corporation at said of office of the transfer agent for the Series A Preferred Stock that he elects to convert the same, setting forth the name or names (with the address or addresses and tax identification number) in which the shares of common stock are to be issued.

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(b) The corporation shall make no payment or adjustment on account of dividends, if any, accrued or accumulated on the shares of Series A Preferred Stock surrendered for conversion.

(c) As promptly as practicable after the surrender for conversion of any shares of Series A Preferred Stock, the corporation shall deliver orcause to be delivered at the principal office of the transfer agent for the Series A Preferred Stock, to or upon the written order of the holder of the Series A Preferred Stock, certificates representing the shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Shares of Series A Preferred Stock shall be deemed, to have been converted as of the close of business on the date of the surrender of such shares for conversion, as provided. above, if the stock books of the corporation are open on that date, and if they are not, then, as of the close of business on the first date on which they are open after the surrender of such shares for conversion. At tine time when the shares of Series A Preferred Stock shall be deemed to have been converted, persons who have surrendered their shares shall no longer have any rights as to such Series A Preferred Stock and, the persons or persons in whose name or names the certificate for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of common Stock at such time.

(d) The corporation shall as all times reserve for issuance such number of shares of common Stock, either authorized but unissued or treasury shares, as shall be issuable upon the conversion of all outstanding Series A Preferred Stock,

(e) If any certificate is to be issued in a name other than that of the holder o£ record of the Series A Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the corporation that such tax has been paid or is not due and payable.

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(f) The corporation may, but shall not be obligated to, issue fractions of shares of common stock upon the conversion of any share or shares of Series A Preferred stock. If any interest in a fractional share of common stock would otherwise be deliverable upon conversion of any share or shares of Series A preferred Stock, the corporation may, at its option, as determined from time to time by the board of directors, make adjustment for such fractional share interest by either (i) delivery of a scrip certificate for such fraction, of a share, with such terms and conditions and in such form as the board, directors shall prescribe, or (ii) payment of an amount of cash equal to the same fraction of the market value of a full share of common stock of the corporation. For such purpose, the market value of share of common stock shall be the then prevailing market price of such stock on any securities exchange or in the over-the-counter market, as determined by the board of directors of the corporation, or, if no market exists, as otherwise determined by the board either of which determinations shall be conclusive.

(2) The corporation shall also have the right; at its option at any time after a date two years after the date of the original issue of each share of this Series, to convert each share of Series A Preferred stock into one share of fully paid and non-assessable Common stock of the corporation.

(a) Upon written notice to the holders of the Series A preferred Stock, the holders shall surrender their certificate or certificates representing such share or shares, duly endorsed to the corporation, or in blank, at the office of the transfer agent for the Series A Preferred stock. This conversion shall be effective, however, whether or not the certificates are surrendered.

(b) As promptly as practicable after the surrender for conversion of the shares of Series A Preferred Stock, the corporation shall deliver or cause to be delivered at the principal office of this transfer agent for the Series A Preferred stock, to or upon the written order of the holders of the Series A Preferred Stock; certificates representing the shares of the common Stock issuable upon such conversion, issued in the name of such holder. Shares of Series A Preferred Stock shall be deemed to have been converted as at the close of business On the fifth day following the date that the corporation sends the written notice to the holders of the Series A Preferred Stock announcing its election to convert such shares. At the time when the shares of Series A Preferred stock shall be deemed to have been converted, all holders of Series. A Preferred Stock shall be treated for all purposes as having become the record holder or holders of common Stock.

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(c) The corporation shall at all times reserve for issuance such number of shares of Common Stock, either authorized but unissued or treasury shares, as shall be issuable upon the conversion of all outstanding Series A Preferred Stock.

(3) The Conversion Rate shall be adjusted, from time to time, only to the following extent:

(a) Whenever the corporation shall , (i) declare and pay dividend to the holders of its shares of common stock in shares of its common stock, or in other securities immediately convertible into shares of common stock, (ii) split the outstanding shares of its common stock into a greater number of outstanding shares of common stock, (iii) combine the, Outstanding shares of its common stock into a smaller number of outstanding shares of common stock, or (iv) pursuant to a reclassification of the shares of its common stock, issue any shares of capital stock of the corporation in exchange for the outstanding shares of common stock (all shares so issued being included in the term "common stock" as used in this Section E), the Conversion Rate in effect immediately prior to the close of business on the effective date of such action shall be adjusted effective at the opening of business on the next following business day, so that the holder of each share of Series A Preferred Stock shall thereafter be entitled to receive upon the conversion of such share of number of shares of common stock which he would have held had such share been converted immediately prior to the effective date of such action. For purposes of this subparagraph (a), the effective date for any stock dividend referred to in clause (i) above shall be deemed to be the record date fixed for the determination of the holders of common stock entitled to receive such dividend.

(b) Whenever there is an adjustment in the Conversion Rate, as provided herein, the corporation shall promptly (i) file with the transfer agent of the Series A Preferred Stock a certificate describing in reasonable detail the adjustment and the facts requiring such adjustment, and (ii) cause a notice disclosing such adjustment to be mailed so the holders of record of share of Series A Preferred stock at the close of business on the day preceding the effective date of such adjustment.

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STATE OF DELAWARE CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/03/1996 960288246 - 871103

E.R.C. Energy Recovery Corporation, a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1.	The name of this corporation is E.R.C. Energy Recovery Corporation.

2.

Its registered office in the State of Delaware is located at 1013 Centre Road Street, City of Wilmington Zip Code 19805 County of New Castle the name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, DE 19805.

3.	The date of filing of the original Certificate of Incorporation in Delaware was 4/19/79.

4.

The date when restoration, renewal, and revival of the charter of this company is to commence is the 29th day of February 1984, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

5.

This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March. A.D. 19 84, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration, of charters, David c. Merrell the last and acting authorized officer hereunto set his/her hand to this certificate this 27 day of September 1996.

BY:
TITLE OF OFFICER:	President

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF E.R.C. ENERGY RECOVERY CORPORATION	STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/18/1997 971239849 - 0871103

E.R.C. Energy Recovery Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is E.R.C. Energy Recovery Corporation.

SECOND: The following amendments were first adopted by the Board of Directors and then adopted by the stockholders of the Corporation at a special meeting of such stockholders held on the 6th day of January, 1997, in the manner prescribed by Sections 141 and 242. respectively, of the General Corporation Law of the State of Delaware.

RESOLVED, that the Corporation increase its authorized common stock from 10,000,000 shares to 50,000,000 shares, and the par value of its common stock from $0.01 to $0.001 per share; its authorized preferred stock remains at 2,000,000 shares with a par value of $0.01 per share.

FURTHER. RESOLVED that the Corporation effect a reverse split of the Corporation's S0.01 par value common stock on the basis of one for 400, with any fractional shares to be rounded up to the nearest whole share, and with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation; and

FURTHER, RESOLVED, that such amendments take effect on filing with the office of the Secretary of State of the State of Delaware.

THIRD: These amendments do not provide for any exchange, reclassification or cancellation of issued shares.

FOURTH:These amendments do reduce the 9,932,975 common shares outstanding to 24,832 common shares, and decreases the stated capital from $99,329 to $24,83.

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IN WITNESS WHEREOF, E.R.C. Energy Recovery Corporation has caused this Certificate to be signed by David C. Merrell, its President, and attested by Michael C. Brown, its Secretary, this 17th day of July, 1997.

E.R.C. ENERGY RECOVERY CORPORATION

By:
David C. Merrell, President
Attest:

Michael C. Brown, Secretary

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CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is E.R.C. ENERGY RECOVERY CORPORATION

2. The registered office of the corporation within the State of Delaware is hereby changed to 1013 Centre Road, City of Wilmington 19805, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on August 27, 1997.

David C Merrell, President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 09/02/1997 971293561 - 0871103

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